Exhibit 10.1

AMENDMENT TO THE SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Amendment to the Severance and Change in Control Agreement (this “Amendment”) is made as of August 14, 2025 (the “Amendment Effective Date”) by and between Sage Therapeutics, Inc., a Delaware corporation (the “Company”), and Barry E. Greene (the “Executive”).

WHEREAS, the Company and the Executive previously entered into a certain Severance and Change in Control Agreement dated as of December 15, 2020 (the “Agreement”); and

WHEREAS, the parties desire to amend the terms of the Agreement as set forth in this Amendment.

NOW THEREFORE, for good and valuable mutual consideration, including, but not limited to, the Executive’s continued employment and access to Company confidential information, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.	The lead-in paragraph to Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“In the event a Terminating Event occurs on or within the 12 months immediately after a Change in Control (such 12-month period, the “Change in Control Period”), subject to the Executive signing a separation and release of claims agreement (the form of which will be provided by the Company on or promptly following the Date of Termination (as defined in Section 10 below), and which shall contain, among other provisions, a general release of claims in favor of the Company and related persons and entities, and confidentiality, return of property and non-disparagement provisions (the “Separation Agreement”)) and such Separation Agreement becoming irrevocable, all within 60 days (or such shorter period as the Company may specify) after the Date of Termination, the following shall occur:”

2.	Section 4(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“the Company shall pay to the Executive an amount equal to the sum of (i) 18 months of the Executive’s annual base salary in effect immediately prior to the Terminating Event (or the Executive’s annual base salary in effect immediately prior to the Change in Control, if higher), and (ii) the Executive’s full target bonus for the fiscal year in which the termination of employment occurs;”

3.	Section 4(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“if the Executive timely completes the required election forms and the Executive (as well as the Executive’s covered dependents) remains eligible for group health, medical, dental and/or vision insurance pursuant to COBRA, the Company shall pay on a tax free basis the full employer portion and the full Executive’s portion of the monthly costs towards the health, dental and vision premiums to the same extent as if the Executive had remained employed (the “COBRA Benefit”) until the earlier of (x) the date that is 18 months following the Date of Termination, or (y) the date that the Executive becomes eligible to receive group health insurance coverage from another employer; provided, that all premium costs after the end of such point, shall be paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive remains eligible for COBRA continuation, and further, that if the Executive becomes eligible to receive group health insurance from another employer prior to the date that is 18 months following the Date of Termination, the Executive will provide written notice to the Company at least five (5) business days prior to such eligibility date;”

4.	Section 5(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“if the Executive timely completes the required election forms and the Executive (as well as the Executive’s covered dependents) remains eligible for group health, medical, dental and/or vision insurance pursuant to COBRA, the Company shall pay the COBRA Benefit until the earlier of (x) the date that is 12 months following the Date of Termination, or (y) the date that the Executive becomes eligible to receive group health insurance coverage from another employer; provided, that all premium costs after the end of such point, shall be paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive remains eligible for COBRA continuation, and further, that if the Executive becomes eligible to receive group health insurance from another employer prior to the date that is 12 months following the Date of Termination, the Executive will provide written notice to the Company at least five (5) business days prior to such eligibility date;”

5.	Section 22 of the Agreement is hereby deleted in its entirety and replaced with the following:

“This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth; provided that, any disputes arising under Section 25 of this Agreement shall be brought in the Superior Court or the Business Litigation session of the Superior Court of Suffolk County, Massachusetts. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.”

6.	Section 25 is hereby added to the Agreement as follows:

25. Restrictive Covenants.

(a)  No Conflicting Business Activities. In consideration of the mutually-agreed-upon consideration set forth in this Agreement, including the severance entitlements set forth in Sections 4 and 5, the continued access to the Company’s Confidential Business Information and the other benefits provided to the Executive under this Agreement, each of which the Executive acknowledges and agrees constitutes sufficient, fair and reasonable consideration that is independent of the Executive’s continued employment with the Company, and in order to protect the Company’s Confidential Business Information and goodwill, the Executive agrees that during the Executive’s employment and for a period of twelve (12) months following the termination of the Executive’s employment with the Company for any reason (the “Restricted Period”), the Executive will not, directly or indirectly, provide services to or engage in any activities on behalf of a Competitor in any role or position (as an employee, consultant, owner, partner, shareholder, director, manager, consultant, agent, co-venturer or otherwise) that would involve Conflicting Business Activities. During the subsequent twelve (12) months to twenty-four (24) months following the termination of the Executive’s employment with the Company for any reason (the “Extended Restricted Period”), the Executive will not, directly or indirectly, provide services to or engage in any activities on behalf of a Competitor in any role or position (as an employee, consultant, owner, partner, shareholder, director, manager, consultant, agent, co-venturer or otherwise), without the prior consent of the Company. During the Extended Restricted Period, the Executive may notify the Company if the Executive wishes to seek employment with a Competitor, and request the Company’s consent. If the Executive is otherwise in compliance with all obligations to the Company, the Company’s consent will not be unreasonably withheld so long as the Competitor’s existing or future Conflicting Business Activities do not involve Competitive Products, and there are no other special circumstances why the Company would not want the Executive working for a particular Competitor.

(b)  For a period of twelve (12) months following the termination of employment, the Executive may notify the Company if the Executive wishes to seek employment with a Competitor, and request the Company’s consent. If the Executive is otherwise in compliance with all obligations to the Company, the Company’s consent will not be unreasonably withheld so long as the Competitor’s existing or future Conflicting Business Activities do not involve Competitive Products, and there are no other special circumstance why the Company would not want the Executive working for a particular Competitor.

(c)  Definitions. As used herein:

(i)  “Competing Line of Business” means a business that involves a product or service offered or under development by any person or entity other than the Company that would compete with any product or service offered, to be offered, or under development by the Company with which the Executive had work-related involvement including the performance of services during the Executive’s last two (2) years of employment with the Company (unless the Company is no longer engaged in or planning to engage in that line of business).

(ii)  “Competitor” means an individual, corporation, other business entity or separately operated business unit of an entity that engages in a Competing Line of Business.

(iii)  “Confidential Business Information” means all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs that the Company has not released to the general public.

(iv)  “Conflicting Business Activities” means job-related or other business-related activities in any state in which the Company does business, any state in the United States, or any other country where the Company does business, in each case, in which the Executive, during any time within the last two (2) years of the Executive’s employment with the Company provided services or had a material presence or influence, if such job-related or other business-related activities (x) are the same as or similar to any material job duties or business-related activities in which the Executive participated during the last two (2) years of the Executive’s employment with the Company; (y) are reasonably related to current or future technologies, products or services in development, that Executive is working on or with, or about which the Executive acquired Confidential Business Information through the performance of the Executive’s services to the Company within two (2) years prior to the termination of the Executive’s employment with the Company; or (z) involve the sale or marketing of products or services that are in a Competing Line of Business.

(v)  “Competitive Products” means any products that are (1) in the Postpartum Depression Therapeutics area; or (2) development in any therapeutic area using any of the following Mechanisms of Action: (a) NMDAR and GABAR Negative allosteric modulators (NAM) & Positive allosteric modulators (PAMs); (b) Glycine receptor PAMs; (c) BK Channels; (d) CH25H Inhibition; (e) SREBP trans Inhibition; or (f) EBI1 Inhibition.

(d)  Review Period. The Executive acknowledges that the Executive has been advised to consult with an attorney of the Executive’s choosing prior to signing this Agreement, including with regard to the non-competition covenant set forth in this Section 25. Executive further acknowledges that this Agreement is being entered into in connection with the Executive’s continued employment with the Company and the Executive received notice of this Agreement at least ten (10) business days prior to the Amendment Effective Date.

(e)  For the avoidance of doubt, the parties acknowledge and agree that the Executive’s service as a director of Karyopharm Therapeutics, Inc. and City Therapeutics, Inc. is not prohibited by this Section 25.

7.

All other terms and conditions of the Agreement, as amended and modified, are hereby ratified confirmed and approved. Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between the Agreement, and this Amendment, the terms of this Amendment will prevail.

8.	Section 22 (Governing Law) of the Agreement shall apply mutatis mutandis in respect of the interpretation and constitution of this Amendment and all matters relating hereto.

9.

This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date.

BARRY E. GREENE	SAGE THERAPEUTICS, INC

/s/ Barry E. Greene	By:	/s/ Gregory Shiferman
	Name:	Gregory Shiferman
	Title:	Senior Vice President, General Counsel

[Signature Page to the Amendment to the Severance and Change in Control Agreement]